Exhibit 10.52

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of November 5, 2013 (the “Effective Date”) by and between CORONADO BIOSCIENCES, INC. (the “Company”) and KEVIN HORGAN, MD (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

WHEREAS the Company desires to employ Executive and Executive desires to accept employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, in his position, Executive will have access to confidential information concerning the Company’s business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees, customer relationships and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. EMPLOYMENT.

1.1 Title. Executive’s position shall be Chief Medical Officer, subject to the terms and conditions set forth in this Agreement. In his capacity as Chief Medical Officer, Executive shall report to the Company’s Chief Executive Officer.

1.2 Term. The term of this Agreement shall begin on November 5, 2013, and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Medical Officer. Executive’s performance of duties shall include execution of directives received from the Chief Executive Officer related to the management and running of the business. Executive will devote his full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder and will perform such duties diligently and to the best of his ability. Notwithstanding anything herein to the contrary, the offer letter dated September 26, 2013 whereby the Company offered employment to Executive, expressly contemplates a situation whereby Executive may be prohibited by agreement with his former employer, Soligenix, Inc., from participating in any Company program or initiative in the area of pediatric Crohn’s disease for a period of two years. For any period during which such restriction is in force, each of the Company and Executive agree that Executive will not participate in any Company program or initiative in the area of pediatric Crohn’s disease.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”), or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term, Executive shall perform his duties as described in Section 1.3 primarily at his home office. The Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

1.6 Background Check. Executive understands, acknowledges and agrees that the Company’s offer of employment pursuant to this Agreement is contingent upon satisfactory results of Executive’s background and credit check.

2. LOYALTY; RESTRICTIVE COVENANTS.

2.1 Loyalty. During the Term, Executive shall devote Executive’s full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder, and will perform such duties diligently and to the best of his ability.

2.2 Agreements Protecting Confidential and Proprietary Information. In connection with and as a material condition of the Company’s decision to offer Executive employment, Executive understands, acknowledges and agrees to promptly execute and be bound by certain restrictive covenants during and after his employment with the Company, as contained in the Company’s Proprietary Information and Inventions Agreement (“PIIA”). A copy of the PIIA is attached to this Agreement as Exhibit A. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the provisions and restrictions set forth in the PIIA are reasonable and necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement.

2.3 Non-Competition and Non-Solicitation.

(a) Purpose. By signing this Agreement, Executive specifically agrees and acknowledges that before entering into this Agreement, Executive had no employment relationship with the Company and was not paid a regular salary commensurate with the Base Salary; accordingly, Executive agrees and acknowledges that the Company’s promise of new employment to Executive as its Chief Medical Officer, in addition to any other consideration provided to Executive by the Company, is adequate consideration to support Executive’s promise not to engage in the activities described in this Section 2.3. Executive and the Company understand and agree that the purpose of this Section 2.3 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and is not intended to impair, nor will it impair, Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(ii) “Business” means the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii) “Customer” means any person or entity who is or was a customer or client of the Company or its Affiliates (A) at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason, or (B) at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason and with whom Executive had dealings in the course of his employment with the Company.

(iv) “Company Employee” means any person who is or was an employee or independent contractor of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(v) “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending twelve (12) months after such date; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 2.3, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 2.3.

(vi) “Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company’s interests.

(c) Non-Participation with the Company’s Competitors. During his employment with the Company, Executive will not, on his own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during the his employment with the Company, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%)

of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.3(c).

(d) Non-Competition. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, (i) engage in the Business in the Territory, or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(e) Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii)	Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company.

(f) Reasonableness of Restrictions. Executive acknowledges and agrees that (i) his services to the Company under this Agreement are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of this Section 2.3 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 2.3 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

(g) Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Section 2.3 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under this Section 2.3, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its costs incurred in connection with enforcing this Section 2.3, including reasonable attorneys’ fees and expenses.

3. COMPENSATION OF EXECUTIVE.

3.1 Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred Forty Thousand Dollars ($340,000.00) (the “Base Salary”), less all applicable taxes, deductions and withholdings, to be paid in equal installments in accord with the Company’s normal payroll practices. The Base Salary may be changed in the discretion of the CEO and/or the Board, but the Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation, provided that Executive shall not be subject to any greater percentage reduction than any other Company executive.

3.2 Annual Milestone Bonus. During his employment hereunder, Executive shall be eligible for a discretionary annual bonus of up to forty percent (40%) of his Base Salary then in effect (the “Annual Milestone Bonus”). The amount of the Annual Milestone Bonus to be paid shall be based on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board or the Compensation Committee. The determination of whether Executive has met the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its reasonable discretion. The Annual Milestone Bonus shall be paid in cash as a single lump-sum payment no later than March 15 of the next following calendar year. Executive must remain employed by the Company through and including December 31, of a given year in order to earn and receive any Annual Milestone Bonus for that year (except as provided in Section 4.5 below). The Parties agree that Executive will be eligible for a pro rata bonus for 2013, provided that he remains employed by the Company through and including December 31, 2013 (and subject to the Board’s discretion as described above). The Milestones for 2013 shall be established as soon as practicable following the Effective Date.

3.3 Stock Options. Subject to approval by the Board and subject to the terms of the Company’s 2013 Stock Incentive Plan (the “Plan”), as of the Effective Date Executive will be granted an option to purchase two hundred thousand (200,000) shares of the Company’s Common Stock (the “Option”). The Option shall be classified as incentive stock options to the maximum extent permitted by law, with the remaining portion of the Option treated as non-statutory options. On each anniversary of the grant date of the Option, one-third of the shares subject to the Option shall vest, subject to Executive’s continued employment with the Company on each such vesting date. The Option will be governed by the Plan and shall be granted pursuant to the separate stock option grant notice and stock option award agreement approved herewith. The exercise price per share of the Option will be equal to the fair market value of a single share of Common Stock as of the effective date of the grant as determined in good faith by the Board.

3.4 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

3.5 Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

3.6 Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. In addition, Executive will be entitled to three (3) personal days per calendar year. All available time off must be used in accord with the Company’s policies and procedures. To the extent Executive would be entitled to a greater number of vacation days or personal days under any other Company policy, such other policy shall govern.

3.7 Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes required to be withheld pursuant to any applicable law or other amount properly requested by Executive.

4. TERMINATION.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive in accordance with the procedures set forth in Section 4.6.2 below. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.2.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason or for no reason. Such termination shall be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2 Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Generally. When Executive’s employment under this Agreement is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable: any Base Salary earned through the date of termination; expense reimbursement amounts timely submitted by Executive (subject to the Company’s expense reimbursement policies); unpaid amounts of the Annual Milestone Bonus earned in the year prior to termination, if any, subject to the terms of Section 3.2; and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; all less standard deductions and withholdings.

4.5.2 Death or Complete Disability. If Executive’s employment under this Agreement is terminated by his death or Complete Disability, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or his estate or heirs as applicable) executing and not revoking a release of claims in the form attached as Exhibit B (the “Release”) within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to partial accelerated vesting of each of Executive’s outstanding stock options such that, on the effective date of the Release, Executive shall receive immediate accelerated vesting of each option with respect to the same number of shares that would have vested if Executive had continued in employment with the Company through the next anniversary of the grant date for such option, in accordance with the vesting schedule applicable to such option, provided, however, that if the termination date falls on an anniversary of the grant date of any stock option, no accelerated vesting will be provided for such stock option. All stock options that vest in connection with Executive’s termination under this Section 4.5.2 shall remain exercisable for ninety (90) days following such termination. The continued Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, commencing on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.

4.5.3 Termination For Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the amounts described in Section 4.5.1. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.4 Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control. If, at any time other than upon the occurrence of, or within six (6) months following a Change in Control (as defined below), Executive’s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to partial accelerated vesting of each of Executive’s outstanding stock options such that, on the effective date of the Release, Executive shall receive immediate accelerated vesting of each option with respect to the same number of shares that would have vested if Executive had continued in employment with the Company through the next anniversary of the grant date for such option, in accordance with the vesting schedule applicable to such option, provided, however, that if the termination date falls on an anniversary of the grant date of any stock option, no accelerated vesting will be provided for such stock option. All stock options that vest in connection with Executive’s termination under this Section 4.5.4 shall remain exercisable for ninety (90) days following such termination. The continued Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, commencing on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.

4.5.5 Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control. If upon the occurrence of, or within six (6) months following a Change in Control (as defined below), Executive’s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good

Reason, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement, and (iii) Executive will be entitled to accelerated vesting of any unvested shares subject to any outstanding stock option(s), such that, on the effective date of the Release, Executive shall be vested in one hundred percent (100%) of the shares subject to such option(s). The continued Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, commencing on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. As used herein, “Complete Disability” means the inability of Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 180 days or for 180 days in any period of 270 consecutive days. For purposes of making a determination as to whether a Complete Disability exists, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a licensed independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination.

4.6.2 Cause. As used herein, “Cause” means: (i) Executive’s conviction of fraud, embezzlement or misappropriation with respect to the Company, (ii) Executive’s material breach of a material term of this Agreement, (iii) Executive’s material breach of the Proprietary Information and Inventions Agreement between Executive and the Company, (iv) Executive’s breach of fiduciary duties to the Company, (v) Executive’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Company’s Chief Executive Officer, (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive’s willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. In the event that the Company concludes that Executive has engaged in acts constituting in Cause as defined in clauses (ii), (iii), (v), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least ten (10) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances.

4.6.3 Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary, except in connection with a Company-wide decrease in executive compensation, as provided in Section 3.1 of this Agreement, (ii) a material diminution of Executive’s authority, duties, or responsibilities, or (iii) the Company’s material breach of this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the date on which Executive discovers, or reasonably should have discovered, the existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4.5.3 or 4.5.4 as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

4.6.4 Change of Control. For purposes of this Agreement, a “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; (iii) the dissolution or liquidation of the Company; or (iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company:

4.7 Section 409A Compliance. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments described in Sections 4.5.2, 4.5.3, and 4.5.4 (the “Separation Benefits”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

5. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6. NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Coronado Biosciences, Inc.

24 New England Executive Park

Suite 105

Burlington, Massachusetts 01803

Attn: Chief Executive Officer

If to Executive:

Kevin Horgan

8300 Crittenden Street

Philadelphia, PA 19118

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

7. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

8. INTEGRATION.

This Agreement, including all documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

10. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

12. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13. ENFORCEMENT; ATTORNEYS FEES.

Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Section 2 and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of Executive’s obligations under Section 2, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. Except as otherwise prohibited by law, the Company will be entitled to recover its costs (including reasonable attorneys fees) incurred by the Company in connection with a breach of Section 2.

14. REPRESENTATIONS AND WARRANTIES.

14.1 Obligations to Prior Employers. Except as set forth in Section 1.3, Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that he has not violated any confidentiality agreement or other similar obligation that he has to any former employer and that he has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that he will not use confidential information and/or trade secrets belonging to any former employer in his employment with the Company or otherwise as a resource for building the business of the Company and will structure his and the Company’s work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of his relationship with the Company. The Executive shall defend, indemnify and hold harmless the Company from and against any and all liabilities, claims, actions, and/or suits in connection with or arising out of allegations that the Executive has violated any obligation to any prior employer.

14.2 Conduct. The Executive agrees to abide by the Company’s generally applicable rules of conduct for its employees and to refrain from taking any action or making any statements with the intention or effect of disparaging the goodwill or reputation of the Company.

14.3 Litigation Support. Both during and after Executive’s employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, “Proceeding”), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation shall be done at times mutually convenient for Executive and the Company, and the Company will make reasonable efforts to ensure that any such cooperation does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive’s out-of-pocket expenses related to such cooperation.

14.4 Future Employment. In the event of Executive’s separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of twelve (12) months from the date his employment terminates, he will provide the Company with no fewer than three (3) business days’ notice of his intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive’s surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive’s anticipated title, and describe his anticipated duties.

15. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16. JURISDICTION; VENUE.

The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in Boston, Massachusetts. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

17. INDEMNIFICATION.

The Company shall defend and indemnify Executive in his capacity as the Company’s Chief Medical Officer, to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

18. ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

19. SURVIVAL.

Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 of this Agreement will survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CORONADO BIOSCIENCES, INC.

/s/ Harlan Weisman, MD	November 5, 2013
HARLAN WEISMAN, MD	DATE
Chief Executive Officer

EXECUTIVE:

/s/ Kevin Horgan, MD	November 5, 2013
KEVIN HORGAN, MD	DATE

EXHIBIT A

PIAA

CORONADO BIOSCIENCES, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment by CORONADO BIOSCIENCES, INC. (the “Company”), the compensation to be paid to me, and other valuable consideration, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, distribute, lecture upon, or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, screening and/or diagnostic techniques or tests, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information, plans, strategies, and/or data regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills, potential, performance, and/or compensation of other employees of the Company and/or its Affiliates. Notwithstanding the foregoing, it is understood that I am free to use information which is generally known in the trade or industry, and which is not gained as a result of a breach of this Agreement.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Exhibit A hereto contains a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Inventions are listed in Exhibit A, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to any Invention that qualifies fully as a nonassignable Invention under the laws of the state where I am domiciled.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. In addition to any other post-employment limitation on my activities agreed to in any written Employment Agreement between the Company and me, I agree further that, to the fullest extent permitted by applicable law and public policy, for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company I will not, either directly or through others, (i) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or (ii) solicit the business of any client or customer of the Company with which (or whom) I had dealings while employed by the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including but not limited to all storage media of any type, computer and related equipment, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between residents of New York, without regard to conflict of law principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. This Agreement, along with my Employment Agreement with the Company, constitutes the final, complete agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between me and the Company, except as specifically noted herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Chief Executive Officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

(Signature)

(Printed Name)

Date:

Address of Residence:

ACCEPTED AND AGREED TO:

CORONADO BIOSCIENES, INC.

By:

Title:

Date:

Address:

EXHIBIT A

Prior Inventions Disclosure

The following is a complete list of all Prior Inventions:

☐	None

☒	See immediately below:

On next page

EXHIBIT A

Prior Inventions Disclosure

Use of gastrointestinal microbiome profiling to enable

•	assessment of risk of

¡	cancer

¡	inflammatory disease

¡	degenerative brain disease including Alzheimer’s disease

¡	osteoporosis

¡	aging associated with frailty

•	diagnosis of irritable bowel syndrome subtypes

•	prediction of response to therapy for

¡	cancer

¡	irritable bowel syndrome

¡	inflammatory disease

¡	degenerative brain disease

¡	osteoporosis

¡	aging associated frailty

•	assessment of effect of therapy as a pharmacodynamic marker

Development and use of “electronic nose” to identify odor signatures from urine and stool. These odor signatures reflect distinct gastrointestinal microbiome profiles of diagnostic and prognostic significance.

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is made by Kevin Horgan (“Executive”) into as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that he previously executed an Executive Employment Agreement (the “Agreement”) that included, among other items, a promise of severance pay and other benefits by Coronado Biosciences, Inc. (the “Company”) in certain situations, contingent upon Executive’s execution of a release of claims. Pursuant to the terms of the Agreement and Company’s promise to provide severance pay and other benefits, Executive execute this Release.

Executive, on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, hereby release and forever discharge the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date he signs this Release including, but not limited to, (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; and (iv) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, any act relating to military service, any Massachusetts law related to human rights and/or civil rights, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”), except that notwithstanding anything contained in this Release, Executive understands that he is not releasing any claims which cannot by law be released.

Executive further covenants and agrees that he will not sue any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with any government agency, to the extent permitted by law, but expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to him as a result of any such charge or complaint involving the Company.

In making this Release, Executive further represents and acknowledges that:

(a) He is voluntarily entering into and signing this Release;

(b) The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to his employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c) Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date he signs this Release;

(d) The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e) Executive was given twenty-one (21) days within which to consider this Release;

(f) The Company has advised Executive of his right to consult with an attorney regarding this Release before executing the Release and encouraged him to exercise that right;

(g) Executive may revoke this Release at any time within seven (7) days after the date he signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date he signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h) EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the      day of                      , 20    .

Kevin Horgan, MD